Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877
jharkins@sallybeauty.com

Sally Beauty Holdings Reports Fourth Quarter and Full Year Fiscal 2023 Results

➣
Generated Q4 Cash Flow from Operations of $117 Million and Operating Free Cash Flow of $90 Million
➣
Beauty Systems Group Announces Strategic Acquisition of Assets from Goldwell of New York
➣
Executed $15 Million in Share Repurchases and Repaid the Outstanding Balance of $16 Million on ABL Credit Facility
➣
Provides Fiscal 2024 Guidance

DENTON, Texas, November 14, 2023 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its fourth quarter and full year ended September 30, 2023. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2023 Fourth Quarter Summary

•
Consolidated net sales of $921 million, a decrease of 4.3% compared to the prior year;
•
Consolidated comparable sales decline of 1.6%;
•
Global e-commerce sales of $87 million, representing 9.4% of net sales;
•
GAAP gross margin increased 240 basis points to 50.6%, driven primarily by the prior year’s non-cash inventory write-down of $19.4 million related to the distribution center consolidation and store optimization plan; Adjusted Gross Margin increased 50 basis points to 50.6%;
•
GAAP operating earnings of $77 million and GAAP operating margin of 8.3%; Adjusted Operating Earnings of $79 million and Adjusted Operating Margin of 8.6%;
•
GAAP diluted net earnings per share of $0.39 and Adjusted Diluted Net Earnings Per Share of $0.42; and
•
Cash flow from operations of $117 million and Operating Free Cash Flow of $90 million.

Fiscal 2023 Full Year Summary

•
Consolidated net sales of $3.73 billion, a decrease of 2.3% compared to the prior year, primarily driven by the Company’s store optimization plan;
•
Consolidated comparable sales increase of 1.4%;
•
Global e-commerce sales were $348 million, representing 9.3% of net sales;

•
GAAP gross margin increased 60 basis points to 50.9% and Adjusted Gross Margin decreased 10 basis points to 50.8%;
•
GAAP operating earnings of $325 million and GAAP operating margin of 8.7%, Adjusted Operating Earnings of $341 million and Adjusted Operating Margin of 9.1%;
•
GAAP diluted net earnings per share of $1.69 and Adjusted Diluted Net Earnings Per Share of $1.83; and
•
Cash flow from operations of $249 million and Operating Free Cash Flow of $159 million.

“We are pleased to report full year financial results in line with the expectations we laid out at the beginning of fiscal 2023,” said Denise Paulonis, president and chief executive officer. “We drove a comparable sales gain, maintained healthy gross margins and generated strong cash flow from operations against a rapidly shifting backdrop. We also advanced our consumer-centric strategies during the year, launching new concepts and bringing new services to the market, while delivering unparalleled product innovation to both our Sally and BSG customers.”

“Our teams are executing well on our strategic initiatives designed to reignite top line growth and improve profitability -- enhancing our customer centricity, growing our high margin own brands and amplifying innovation, and increasing the efficiency of our operations. Building on our strong foundation, we are focused on the future and remain committed to creating value for our shareholders.”

Beauty Systems Group Announces Strategic Acquisition of Assets from Goldwell of New York

In September, Beauty Systems Group acquired certain assets from Goldwell of New York, which included 5 stores, as well as full-service sales and distribution rights for all sales channels of Goldwell, Deva Curl and other key brands in the upstate New York territory. In addition, the expanded distribution rights also apply to 28 Cosmo Prof stores in the same territory. The transaction also included full-service and e-commerce distribution rights for Amika hair care. The acquisition is expected to result in an incremental sales benefit of approximately 1% to the Company’s Beauty Systems Group segment in fiscal 2024.

Fiscal 2023 Fourth Quarter Operating Results

Fourth quarter consolidated net sales were $921.4 million, a decrease of 4.3% compared to the prior year. The Company was operating 308 fewer stores at the end of the quarter compared to the prior year. Foreign currency translation had a favorable impact of 110 basis points on consolidated net sales for the quarter. At constant currency, global e-commerce sales were $87 million or 9.4% of consolidated net sales for the quarter.

Consolidated comparable sales declined 1.6%, driven primarily by lower traffic and inflationary pressures that continued to impact consumer behavior at Sally Beauty and the continuation of stylist demand trends seen over the last several quarters at Beauty Systems Group.

Consolidated gross profit for the fourth quarter was $466.6 million compared to $463.5 million in the prior year, an increase of 0.7%. Consolidated GAAP gross margin was 50.6%, an increase of 240 basis points compared to 48.2% in the prior year, driven primarily by the prior year’s non-cash inventory write-down of $19.4 million, related to the Company’s previously announced distribution center consolidation and store optimization plan. Excluding the inventory write-down, Adjusted Gross Margin was 50.6%, an increase of 50 basis points compared to 50.1% in the prior year, driven primarily by higher product margin, and lower distribution and freight costs from supply chain efficiencies.

Selling, general and administrative (SG&A) expenses totaled $390.5 million, a decrease of $7.3 million compared to the prior year. Adjusted Selling, General and Administrative Expenses, excluding the Company’s restructuring efforts and COVID-19 related net expenses for the disposal of obsolete personal-protective equipment, totaled $387.3 million, a decrease of $10.6 million compared to the prior year. The decrease was driven primarily by the savings from the Company’s previously announced distribution center consolidation and store optimization plan and lower advertising costs, partially offset by higher labor costs. As a percentage of sales, Adjusted SG&A expenses were 42.0% compared to 41.3% in the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $76.9 million and 8.3%, compared to $39.2 million and 4.1%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the Company’s restructuring efforts and COVID-19 related net expenses, were $79.3 million and 8.6%, compared to $83.9 million and 8.7%, in the prior year.

GAAP net earnings in the fourth quarter were $42.6 million, or $0.39 per diluted share, compared to GAAP net earnings of $21.3 million, or $0.20 per diluted share in the prior year. Adjusted Net Earnings, excluding the Company’s restructuring efforts, COVID-19 related net expenses, and the loss on debt extinguishment related to the Company’s repricing of its term loan, were $45.7 million, or $0.42 per diluted share, compared to Adjusted Net Earnings of $54.4 million, or $0.50 per diluted share in the prior year. Adjusted EBITDA in the fourth quarter was $109.3 million, a decrease of 2.7% compared to the prior year, and Adjusted EBITDA Margin was 11.9%, an increase of 20 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of September 30, 2023, the Company had cash and cash equivalents of $123 million and a zero-balance outstanding under its asset-based revolving line of credit. At the end of the quarter, inventory was $975.2 million, up 4.1% versus a year ago. The Company ended the quarter with a net debt leverage ratio of 2.1x.

Fourth quarter cash flow from operations was $116.5 million. Capital expenditures in the quarter totaled $26.9 million. During the quarter, the Company utilized its strong cash flow to acquire assets from Goldwell of New York for $9 million, repay the remaining $16 million outstanding balance under its asset-revolving line of credit, and to repurchase 1.5 million shares under its share repurchase program at an aggregate cost of $15 million.

On September 13, 2023, the Company repriced its term loan B, reducing the pricing from SOFR (secured overnight financing rate) plus a spread of 250 basis points to SOFR plus a spread of 225 basis points. The 25 basis point reduction in the spread results in approximately $1 million in annual interest expense savings.

Fiscal 2023 Fourth Quarter Segment Results

Sally Beauty Supply

•
Segment net sales were $524.6 million in the quarter, a decrease of 5.3% compared to the prior year. The segment operated 291 fewer stores at the end of the quarter compared to the prior year and had a favorable impact of 200 basis points from foreign currency translation on reported sales. At constant currency, segment e-commerce sales were $32 million or 6.1% of segment net sales for the quarter.
•
Segment comparable sales decreased 1.2% in the fourth quarter. The Sally Beauty businesses in the U.S. and Canada represented 76% of segment net sales for the quarter and had a comparable sales decrease of 2.0%, primarily reflecting lower traffic and inflationary pressures that impacted consumer behavior.
•
At the end of the quarter, net store count was 3,148.
•
GAAP gross margin increased by 260 basis points to 59.2% compared to the prior year. The increase was driven primarily by the prior year’s non-cash inventory write-down related to the Company’s previously announced distribution center consolidation and store optimization plan. Excluding the inventory write-down, Adjusted Gross Margin increased 90 basis points to 59.2% compared to the prior year. The increase was driven primarily by higher product margin due to higher owned brand penetration, and lower distribution and freight costs from supply chain efficiencies, partially offset by an unfavorable sales mix shift between Sally US (higher margin) and Sally international (lower margin).
•
GAAP operating earnings were $78.5 million compared to $80.5 million in the prior year, representing a decrease of 2.5%. GAAP operating margin increased to 15.0% compared to 14.5% in the prior year.

Beauty Systems Group

•
Segment net sales were $396.8 million in the quarter, a decrease of 2.9% compared to the prior year. The segment operated 17 fewer stores at the end of the quarter compared to the prior year and had an unfavorable impact of 20 basis points on reported sales from foreign currency translation. At constant currency, segment e-commerce sales were $55 million or 13.9% of segment net sales for the quarter.
•
Segment comparable sales decreased 2.3% in the fourth quarter, primarily reflecting the continuation of stylist demand trends seen over the last several quarters.
•
At the end of the quarter, net store count was 1,338.
•
GAAP gross margin increased 260 basis points to 39.3% in the quarter compared to the prior year, driven primarily by the prior year’s non-cash inventory write-down related to the Company’s previously announced distribution center consolidation and store optimization plan. Excluding the inventory write-down, Adjusted Gross Margin increased 40 basis points to 39.3% compared to the prior year. The increase was driven primarily by higher product margin and a favorable sales mix shift between stores (higher margin) and full service (lower margin).
•
GAAP operating earnings were $45.7 million in the quarter, an increase of 39.3% compared to $32.8 million in the prior year. GAAP operating margin in the quarter was 11.5% compared to 8.0% in the prior year.
•
At the end of the quarter, there were 670 distributor sales consultants compared to 718 in the prior year.

Fiscal Year 2024 Guidance

The Company remains focused on driving top line growth through its strategic initiatives, including product innovation, expanded distribution at Beauty Systems Group, and new concepts and services. Additionally, the Company’s Fuel for Growth initiative positions the Company to capture gross margin and SG&A benefits, while also investing for growth and returning value to shareholders through its share repurchase program.

The Company is providing the following guidance for the full fiscal year 2024:

•
Net sales and comparable sales are expected to be approximately flat compared to the prior year, reflecting growth from the Company’s strategic initiatives, offset by anticipated pressure on consumer spending;
•
Gross Margin is expected to remain above 50%;
•
Adjusted Operating Margin is expected to be at least 9.0%;
•
Operating Cash Flow is expected to be at least $260 million; and
•
Capital expenditures are expected to be approximately $100 million.

* The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time today, November 14, 2023. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 2762682#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, November 14, 2023, through November 28, 2023, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 5652142#. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Strawberry Leopard®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and L’Oreal®. Beauty Systems Group stores, branded as CosmoProf® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Olaplex®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2023. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted Gross Margin; (2) Adjusted Selling, General and Administrative Expenses; (3) Adjusted EBITDA and EBITDA Margin; (4) Adjusted Operating Earnings and Operating Margin; (5) Adjusted Net Earnings; (6) Adjusted Diluted Net Earnings Per Share; and (7) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Gross Margin – We define the measure Adjusted Gross Margin as GAAP gross margin excluding the write-down of inventory related to the Company’s distribution center consolidation and store optimization plan for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding costs related to the Company’s restructuring plans and COVID-19 net expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s restructuring plans, COVID-19 related net expenses and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s restructuring plans and net expenses related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected expenses related to the loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s restructuring plans, tax-effected net expenses related to COVID-19, and tax-effected expenses related to the loss on debt extinguishment for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Comparable Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales	$921,356	$962,460	(4.3)%	$3,728,131	$3,815,565	(2.3)%
Cost of products sold	454,794	498,964	(8.9)%	1,829,951	1,896,400	(3.5)%
Gross profit	466,562	463,496	0.7%	1,898,180	1,919,165	(1.1)%
Selling, general and administrative expenses	390,526	397,866	(1.8)%	1,555,946	1,553,948	0.1%
Restructuring	(872)	26,434	(103.3)%	17,205	27,577	(37.6)%
Operating earnings	76,908	39,196	96.2%	325,029	337,640	(3.7)%
Interest expense	19,717	17,429	13.1%	72,979	93,543	(22.0)%
Earnings before provision for income taxes	57,191	21,767	162.7%	252,050	244,097	3.3%
Provision for income taxes	14,610	428	3313.6%	67,450	60,544	11.4%
Net earnings	$42,581	$21,339	99.5%	$184,600	$183,553	0.6%

Earnings per share:
Basic	$0.40	$0.20	100.0%	$1.72	$1.69	1.8%
Diluted	$0.39	$0.20	95.0%	$1.69	$1.66	1.8%

Weighted average shares:
Basic	107,181	106,964		107,332	108,665
Diluted	109,098	108,510		109,336	110,293

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.6%	48.2%	240	50.9%	50.3%	60
Selling, general and administrative expenses	42.4%	41.3%	110	41.7%	40.7%	100
Consolidated operating margin	8.3%	4.1%	420	8.7%	8.8%	(10)

Effective tax rate	25.5%	2.0%	2,350	26.8%	24.8%	200

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,
	2023	2022
Cash and cash equivalents	$123,001	$70,558
Trade and other accounts receivable	75,875	72,277
Inventory	975,218	936,374
Other current assets	53,903	53,192
Total current assets	1,227,997	1,132,401
Property and equipment, net	297,779	297,876
Operating lease assets	570,657	532,177
Goodwill and other intangible assets	588,252	576,381
Other assets	40,565	38,032
Total assets	$2,725,250	$2,576,867

Current maturities of long-term debt	$4,173	$68,658
Accounts payable	258,884	275,717
Accrued liabilities	163,366	161,065
Current operating lease liabilities	150,479	157,734
Income taxes payable	2,355	4,740
Total current liabilities	579,257	667,914
Long-term debt, including capital leases	1,065,811	1,083,043
Long-term operating lease liabilities	455,071	424,762
Other liabilities	23,140	22,427
Deferred income tax liabilities, net	93,224	85,085
Total liabilities	2,216,503	2,283,231
Total stockholders’ equity	508,747	293,636
Total liabilities and stockholders’ equity	$2,725,250	$2,576,867

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2023	2022	Percentage Change	2023	2022	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$524,556	$554,004	(5.3)%	$2,139,206	$2,193,044	(2.5)%
Beauty Systems Group ("BSG")	396,800	408,456	(2.9)%	1,588,925	1,622,521	(2.1)%
Total net sales	$921,356	$962,460	(4.3)%	$3,728,131	$3,815,565	(2.3)%

Operating earnings:
SBS	$78,483	$80,529	(2.5)%	$358,474	$350,884	2.2%
BSG	45,672	32,786	39.3%	181,275	193,407	(6.3)%
Segment operating earnings	124,155	113,315	9.6%	539,749	544,291	(0.8)%

Unallocated expenses (1)	48,119	47,685	0.9%	197,515	179,074	10.3%
Restructuring	(872)	26,434	(103.3)%	17,205	27,577	(37.6)%
Interest expense	19,717	17,429	13.1%	72,979	93,543	(22.0)%
Earnings before provision for income taxes	$57,191	$21,767	162.7%	$252,050	$244,097	3.3%

Segment gross margin:	2023	2022	Basis Point Change	2023	2022	Basis Point Change
SBS	59.2%	56.6%	260	59.2%	58.1%	110
BSG	39.3%	36.7%	260	39.8%	39.8%	—
Segment operating margin:
SBS	15.0%	14.5%	50	16.8%	16.0%	80
BSG	11.5%	8.0%	350	11.4%	11.9%	(50)
Consolidated operating margin	8.3%	4.1%	420	8.7%	8.8%	(10)

(1)
Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID and Other (2)	Loss on Debt Extinguishment (3)	As Adjusted (Non-GAAP)
Cost of products sold	$454,794	$—	$—	$—	$454,794
Consolidated gross margin	50.6%				50.6%
Selling, general and administrative expenses	390,526	(606)	(2,649)	—	387,271
SG&A expenses, as a percentage of sales	42.4%				42.0%
Restructuring	(872)	872	—	—	—
Operating earnings	76,908	(266)	2,649	—	79,291
Operating margin	8.3%				8.6%
Interest expense	19,717	—	—	(1,793)	17,924
Earnings before provision for income taxes	57,191	(266)	2,649	1,793	61,367
Provision for income taxes (4)	14,610	(181)	779	461	15,669
Net earnings	$42,581	$(85)	$1,870	$1,332	$45,698

Earnings per share:
Basic	$0.40	$(0.00)	$0.02	$0.01	$0.43
Diluted	$0.39	$(0.00)	$0.02	$0.01	$0.42

	Three Months Ended September 30, 2022
	As Reported (GAAP)	Restructuring (1)	As Adjusted (Non-GAAP)
Cost of products sold	$498,964	$(18,316)	$480,648
Consolidated gross margin	48.2%		50.1%
Selling, general and administrative expenses	397,866	—	397,866
SG&A expenses, as a percentage of sales	41.3%		41.3%
Restructuring	26,434	(26,434)	—
Operating earnings	39,196	44,750	83,946
Operating margin	4.1%		8.7%
Interest expense	17,429	—	17,429
Earnings before provision for income taxes	21,767	44,750	66,517
Provision for income taxes (4)	428	11,659	12,087
Net earnings	$21,339	$33,091	$54,430

Earnings per share:
Basic	$0.20	$0.31	$0.51
Diluted	$0.20	$0.30	$0.50

(1)
For the three months ended September 30, 2023, restructuring primarily related to favorable adjustments to the settlement of store lease terminations, resulting in income, in connection with our Distribution Center Consolidation and Store Optimization Plan (the "Plan"). For the three months ended September 30, 2022, restructuring represents expenses incurred primarily in connection with the Plan, including inventory write-downs of $19.4 million within cost of products sold, and $0.8 million for our Transformation Plan, including $1.1 million related to favorable adjustments to our expected obsolescence reserve in cost of products sold.
(2)
COVID and Other relates primarily to obsolete personal-protective equipment ("PPE") related to store supplies in selling, general and administrative expense.
(3)
Loss on debt extinguishment relates to the repricing of our Term Loan B, which resulted in the write-off of unamortized deferred financing costs of $1.8 million.
(4)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands, except per share data)

(Unaudited)

	Twelve Months Ended September 30, 2023
	As Reported (GAAP)	Restructuring (1)	COVID (2)	Loss on Debt Extinguishment and Other (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,829,951	$5,789	$—	$—	$1,835,740
Consolidated gross margin	50.9%				50.8%
Selling, general and administrative expenses	1,555,946	(606)	(3,701)	—	1,551,639
SG&A expenses, as a percentage of sales	41.7%				41.6%
Restructuring	17,205	(17,205)	—	—	—
Operating earnings	325,029	12,022	3,701	—	340,752
Operating margin	8.7%				9.1%
Interest expense	72,979	—	—	(1,793)	71,186
Earnings before provision for income taxes	252,050	12,022	3,701	1,793	269,566
Provision for income taxes (4)	67,450	2,928	1,049	(2,239)	69,188
Net earnings	$184,600	$9,094	$2,652	$4,032	$200,378

Earnings per share:
Basic	$1.72	$0.08	$0.02	$0.04	$1.87
Diluted	$1.69	$0.08	$0.02	$0.04	$1.83

	Twelve Months Ended September 30, 2022
	As Reported (GAAP)	Restructuring (1)	COVID-19 (2)	Loss on Debt Extinguishment and Other (3)	As Adjusted (Non-GAAP)
Cost of products sold	$1,896,400	$(18,316)	$(2,841)	$—	$1,875,243
Consolidated gross margin	50.3%				50.9%
Selling, general and administrative expenses	1,553,948	—	(3,382)	(1,546)	1,549,020
SG&A expenses, as a percentage of sales	40.7%				40.6%
Restructuring	27,577	(27,577)	—	—	—
Operating earnings	337,640	45,893	6,223	1,546	391,302
Operating margin	8.8%				10.3%
Interest expense	93,543	—	—	(16,439)	77,104
Earnings before provision for income taxes	244,097	45,893	6,223	17,985	314,198
Provision for income taxes (4)	60,544	9,830	2,132	3,821	76,327
Net earnings	$183,553	$36,063	$4,091	$14,164	$237,871

Earnings per share:
Basic	$1.69	$0.33	$0.04	$0.13	$2.19
Diluted	$1.66	$0.33	$0.04	$0.13	$2.16

(1)
For fiscal year 2023, restructuring represents expenses and adjustments incurred primarily in connection with the Plan, including $5.8 million related to favorable adjustments to our expected obsolescence reserve in cost of products sold. For fiscal year 2022, restructuring included $45.5 million for the Plan, including inventory write-downs of $19.4 million within cost of products sold, and $0.4 million for our Transformation Plan, including $1.1 million related to adjustments to our expected obsolescence reserve in cost of products sold.
(2)
For fiscal year 2023, COVID primarily relates obsolete PPE related to store supplies in selling, general and administrative expenses and to use taxes around the donation of personal protection merchandise. For fiscal year 2022, COVID primarily comprised of obsolete PPE included in costs of products sold of $2.8 million, as well as costs associated with the disposal of the obsolete PPE, vaccinations and testing in selling, general and administrative expenses.
(3)
For fiscal year 2023, loss on debt extinguishment relates to the repricing of our Term Loan B, which resulted in the write-off of unamortized deferred financing costs of $1.8 million. For fiscal year 2022, loss on debt extinguishment and other relates to the repayment of our 8.750% Senior Secured Second Lien Notes due 2025, which included a redemption premium of $13.1 million and the write-off of unamortized deferred financing costs of $3.3 million included in interest expense, and cost associated with a cancelled debt offering earlier in the fiscal year.
(4)
The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized. Additionally, for fiscal year 2023, provision for income taxes, within loss on debt extinguishment and other, includes additional $2.7 million in taxes and interest for the one-time transition tax on unrepatriated foreign earnings (“Repatriation Tax”). Furthermore, for fiscal year 2022, provision for income taxes, within restructuring, includes the impact of a deferred tax asset write-down related to expired options in connection with the Transformation Plan.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net earnings	$42,581	$21,339	99.5%	$184,600	$183,553	0.6%
Add:
Depreciation and amortization	26,639	26,568	0.3%	102,412	99,929	2.5%
Interest expense	19,717	17,429	13.1%	72,979	93,543	(22.0)%
Provision for income taxes	14,610	428	3313.6%	67,450	60,544	11.4%
EBITDA (non-GAAP)	103,547	65,764	57.5%	427,441	437,569	(2.3)%
Share-based compensation	3,339	1,841	81.4%	15,862	10,708	48.1%
Restructuring	(266)	44,750	(100.6)%	12,022	47,439	(74.7)%
COVID-19 and Other	2,649	—	100.0%	3,701	6,223	(40.5)%
Adjusted EBITDA (non-GAAP)	$109,269	$112,355	(2.7)%	$459,026	$501,939	(8.5)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.9%	11.7%	20	12.3%	13.2%	(90)

Operating Free Cash Flow:	2023	2022	Percentage Change	2023	2022	Percentage Change
Net cash provided by operating activities	$116,540	$107,273	8.6%	$249,311	$156,500	59.3%
Less:
Payments for property and equipment, net	26,946	32,016	(15.8)%	90,742	99,250	(8.6)%
Operating free cash flow (non-GAAP)	$89,594	$75,257	19.1%	$158,569	$57,250	177.0%

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of September 30,
	2023	2022	Change
Number of stores:
SBS:
Company-operated stores (1)	3,148	3,439	(291)
BSG:
Company-operated stores (1)	1,206	1,223	(17)
Franchise stores	132	132	—
Total BSG	1,338	1,355	(17)
Total consolidated	4,486	4,794	(308)

Number of BSG distributor sales consultants (2)	670	718	(48)

(1)
Store count was impacted by the closure of 294 SBS stores and 26 BSG stores in the last twelve months related to our Distribution Center and Site Optimization Plan.
(2)
BSG distributor sales consultants (DSC) include 193 and 195 sales consultants employed by our franchisees at September 30, 2023 and 2022, respectively.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2023	2022	Basis Point Change	2023	2022	Basis Point Change
Comparable sales growth (decline):
SBS	(1.2)%	(1.1)%	(10)	3.4%	(0.6)%	400
BSG	(2.3)%	1.5%	(380)	(1.3)%	2.3%	(360)
Consolidated	(1.6)%	—%	(160)	1.4%	0.6%	80

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full service sales. Our comparable sales excludes the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores are excluded from our comparable sales calculation until 14 months after the acquisition.